Exhibit 99.2

Email to Mersana employees:

Dear Mersana Colleagues,

Today marks a new chapter in Mersana’s journey. This morning, we announced that Mersana has entered into a definitive merger agreement to be acquired by Day One Biopharmaceuticals, Inc. (“Day One”) in exchange for upfront consideration of $25.00 per share of Mersana in cash, plus potential contingent value rights cash payments of up to an aggregate of $30.25 per share, representing a total deal value of up to approximately $285 million. You can read Mersana’s full press release here: LINK.

This is a transformative development for Mersana! Our mission has long been to discover and develop life-changing antibody-drug conjugates for patients fighting cancer. Mersana is excited that Day One, a company who creatively and intentionally develops new medicines for people of all ages with life-threatening diseases, recognizes the value that Mersana has created. Mersana believes this proposed acquisition recognizes the work that Mersana has done to develop Emi-Le and that the combination of Mersana’s assets and Day One’s scientific, clinical and commercial capabilities has the potential to bring more medicines to patients waiting for new therapies.

The signing of the merger agreement with Day One is the first step in the process, and closing is expected to occur by the end of January 2026, subject to the tender of a majority of the outstanding shares of Mersana’s common stock and satisfaction of applicable regulatory approvals and the satisfaction of other customary conditions. Until closing, Mersana and Day One will remain independent, and your day-to-day work and reporting relationships remain unchanged. During this time, it is important that you do not comment publicly on the transaction, including on social media. If you receive an inquiry from the media, investors or other external parties, please direct it to Brian DeSchuytner.

I recognize that this news will bring about different emotions for each of you and raise many questions. We will try to answer questions as best we can, but we may not have all the answers available today. However, we are committed to being transparent and providing you with answers as soon as they are available. We will start with a Company Meeting this morning (via Teams) at 10 AM. Please make every effort to join us for this discussion; if you are in the office, you may join us in the Arsenal Conference Room. You can always reach out to your Executive Team member or HR with additional questions or thoughts.

Our team has made incredible strides in developing potential medicines for patients waiting for new therapies. Each of you should be proud of the amazing job you have done to get Mersana to this pivotal moment! Thank you for your relentless dedication to our programs and patients – I am proud of what we have built together over the years, and I hope you are filled with the same sense of pride.

Marty

Important Information for Investors and Stockholders and Where to Find It

The tender offer referenced in this communication has not yet commenced. This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares, nor is it a substitute for the tender offer materials that Day One Biopharmaceuticals, Inc. (“Day One”) and its subsidiary (“Merger Sub”) will file with the Securities and Exchange Commission (“SEC”). The solicitation and offer to buy outstanding shares of common stock of Mersana Therapeutics, Inc. (“Mersana”) will only be made pursuant to the tender offer materials that Day One and Merger Sub intend to file with the SEC. At the time the tender offer is commenced, Day One and Merger Sub will file tender offer materials on Schedule TO and Mersana will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. MERSANA’S STOCKHOLDERS ARE URGED TO CAREFULLY READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME), WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL EACH CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND PROPOSED MERGER THAT MERSANA’S STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The Schedule TO, including the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents and the Solicitation/Recommendation Statement on Schedule 14d-9, will be made available to all of Mersana’s stockholders at no expense to them and will also be made available for free at the SEC’s website at www.sec.gov. Additional copies of the tender offer materials filed by Mersana may be obtained for free at Mersana’s website at https://www.mersana.com/ or by contacting Mersana’s Secretary at legal@mersana.com. Additional copies of the tender offer materials filed by Day One and Merger Sub may be obtained for free under the “SEC Filings” section of Day One’s website at https://ir.dayonebio.com/financials-and-filings/sec-filings. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents and the Solicitation/Recommendation Statement on Schedule 14D-9, Mersana and Day One each file annual, quarterly and current reports and other information with the SEC, which are available to the public over the internet at the SEC’s website at http://www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking” statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this communication include, but are not limited to, statements regarding the proposed transactions between Day One and Mersana, including the tender offer and merger, the expected timetable for completing the proposed transactions, the potential benefits of the transactions, the potential consideration amount from the proposed transactions and the terms of the merger agreement and contingent value rights agreement, future opportunities for the combined company and any other statements about Mersana’s management’s future expectations, beliefs, goals, plans or prospects. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, the risk that the proposed transactions may not be completed in a timely manner, or at all, which may adversely affect Mersana’s business and the price of its common stock; the possibility that various closing conditions of the tender offer or the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; uncertainty regarding how many of Mersana’s stockholders will tender their shares in the tender offer; the risk that competing offers or acquisition proposals will be made; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement and the transactions; uncertainty as to the ultimate transaction costs; the possibility that milestone payments related to the contingent value right will never be achieved and that no milestone payments may be made; the effect of the announcement or pendency of the proposed transactions on Mersana’s trading price, business, operating results and relationships with collaborators, vendors, competitors and others; risks that the proposed transactions or transaction-related uncertainty may disrupt Mersana’s current plans and business operations; potential difficulties retaining employees as a result of the proposed transactions; risks related to the diverting of management’s attention from Mersana’s ongoing business operations; the risk that stockholder litigation or legal proceedings in connection with the proposed transactions may result in significant costs of defense, indemnification and liability, or present risks to the timing or certainty of the closing of the proposed transactions; the outcome of any stockholder litigation or legal proceedings that may be instituted against Mersana related to the merger agreement or the proposed transactions; changes in Mersana’s businesses during the period between announcement and closing of the proposed transactions; risks and uncertainties associated with development and regulatory approval of product candidates; risks associated with conducting clinical trials; Mersana’s ability to finance continued operations; Mersana’s competitive position; uncertainties pertaining to other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates and changes in tax and other laws, regulations, rates and policies; and other risks and uncertainties, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q for the period ended June 30, 2025 filed with the SEC on August 13, 2025, as well as in other filings Mersana may make with the SEC in the future and in the Schedule TO and related tender offer documents to be filed by Day One. Any forward-looking statements contained in this communication speak only as of the date hereof, and Mersana does not undertake and expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.